Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

DYNAVAX COMPLETES ENROLLMENT OF FIRST COHORT OF PATIENTS IN PHASE 1B CLINICAL TRIAL FOR HEPATITIS B THERAPY

Berkeley, CA - November 19, 2009 - Dynavax Technologies Corporation

(Nasdaq: DVAX) announced today that enrollment has been completed for the first of three cohorts of patients receiving DV-601 hepatitis B therapy in a Phase 1b clinical trial. The safety profile of patients in the first cohort met pre-specified criteria for dose escalation and the second cohort has been opened for enrollment. Dynavax expects to report top-line data from this trial in the second half of 2010. DV-601 is the first hepatitis B therapy to combine both the surface and core HBV antigens, and Dynavax has retained all commercial rights to this product.

About the Phase 1b Hepatitis B Therapy Trial

In this open-label, dose-escalating Phase 1b trial being conducted in Europe, up to 30 patients will receive 6 injections of DV-601 over a three month period. The primary endpoints of this trial are safety and tolerability of DV-601. The secondary endpoints are immunologic and virologic measures of efficacy.

About HBV

Over 350 million individuals worldwide are chronically infected with the hepatitis B virus (HBV), which can lead to cirrhosis of the liver and liver cancer. The current worldwide market for HBV therapeutics is estimated to be over $1 billion annually and available therapies have modest efficacy.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAVTM, a Phase 3 investigational adult hepatitis B vaccine designed to provide more rapid and increased protection with fewer doses than current licensed vaccines. For more information visit www.dynavax.com.

Forward Looking Statements

This press release contains "forward-looking statements," that are subject to a number of risks and uncertainties, including when clinical trial data for DV-601may be available. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including whether planned clinical trials for DV-601can be timely completed; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process; the Company's ability to obtain additional financing to support the development of DV-601 and its other operations; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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